UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                          Elite Information Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    28659M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 23, 2002
--------------------------------------------------------------------------------
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

   CUSIP No. 28659M106                                        Page 2 of 11 Pages

                                  SCHEDULE 13G

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]

   3       SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts


                            5     SOLE VOTING POWER
                                  0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH



                           6      SHARED VOTING POWER
                                  593,095


                           7      SOLE DISPOSITIVE POWER
                                  0


                           8      SHARED DISPOSITIVE POWER
                                  841,495

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            841,495


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES   [ ]

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            10.28%

    12      TYPE OF REPORTING PERSON
            OO, IA

                                  SCHEDULE 13G

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                     593,095

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                     841,495


     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             841,495

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES       [ ]

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.28%

    12       TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [X]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  593,095

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  841,495

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             841,495

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES   [ ]

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.28%

    12       TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  593,095

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  841,495

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             841,495

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES   [ ]

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.28%

    12       TYPE OF REPORTING PERSON
             HC

Item 1.    (a).    Name of Issuer: Elite Information Group, Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                   5100 West Goldleaf Circle,
                   Suite 100
                   Los Angeles, CA  90056

Item 2.    (a).    Name of Person Filing:

                  (i) Ironwood Capital Management, LLC ("ICM")
                  (ii) Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv) Donald Collins ("Collins")

           (b).    Address of Principal Business Office or, if none, Residence:

                   ICM:
                   21 Custom House Street
                   Boston, MA 02110

                   Isabelle:
                   c/o ICM
                   21 Custom House Street
                   Boston, MA 02110

                   Droster:
                   c/o ICM
                   21 Custom House Street
                   Boston, MA 02110

                   Collins:
                   c/o ICM
                   21 Custom House Street
                   Boston, MA 02110

           (c).    Citizenship or Place of Organization:

                   ICM: Massachusetts
                   Isabelle: American
                   Droster: American
                   Collins: American

           (d).    Title of Class of Securities: Common Stock

           (e).    CUSIP Number:  28659M106

Item  3.           If  this   statement   is  filed   pursuant  to  sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [x] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)
                               (F);
                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).

Item 4.            Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)   ICM:  841,495
                  (ii)  Isabelle:  841,495
                  (iii) Droster:  841,495
                  (iv) Collins:  841,495

           (b).    Percent of class:
                  (i)   ICM:  10.28%
                  (ii)  Isabelle:  10.28%
                  (iii) Droster:  10.28%
                  (iv) Collins:  10.28%

           (c).    Number of shares as to which the person has:

                   (1)    Sole power to vote or to direct the vote:

                           (i)      ICM: 0
                           (ii)     Isabelle: 0
                           (iii)    Droster:  0
                           (iv)     Collins:  0

                   (2)     Shared power to vote or to direct the vote:

                           (i)      ICM:  593,095
                           (ii)     Isabelle:  593,095
                           (iii)    Droster: 593,095
                           (iv)     Collins:  593,095

                   (3)     Sole power to dispose or to direct the
                           disposition of :

                           (i)      ICM:  0
                           (ii)     Isabelle: 0
                           (iii)    Droster:  0
                           (iv)     Collins:  0

                   (4) Shared power to dispose or to direct the disposition of:

                           (i)      ICM:  841,495
                           (ii)     Isabelle:  841,495
                           (iii)    Droster: 841,495
                           (iv)     Collins:  841,495

Item 5.           Ownership  of Five  Percent  or Less of a  Class:

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            IRONWOOD CAPITAL MANAGEMENT, LLC

Date:  September 5, 2002            By:                       *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  September 5, 2002                                      *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  September 5, 2002                                      *
                                            ------------------------------------
                                            Richard L. Droster,
                                            Executive Vice President


Date:  September 5, 2002                                      *
                                            ------------------------------------
                                            Donald Collins,
                                            Senior Portfolio Manager


By:      /s/ Gary S. Saks                   September 5, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                            IRONWOOD CAPITAL MANAGEMENT, LLC

Date:  September 5, 2002            By:                       *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager


Date:  September 5, 2002                                      *
                                    --------------------------------------------
                                                     Warren J. Isabelle


Date:  September 5, 2002                                      *
                                    --------------------------------------------
                                                     Richard L. Droster


Date:  September 5, 2002                                      *
                                    --------------------------------------------
                                                     Donald Collins


By:      /s/ Gary S. Saks                   September 5, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.